Exhibit 5.1

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

March 16, 2010

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Susquehanna Capital II

c/o Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Re:	Susquehanna Bancshares, Inc. and Susquehanna Capital II, Registration Statement on Form S-3ASR
(Registration Nos. 333-165349 and 333-165349-03)

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), and Susquehanna Capital II, a Delaware Statutory Trust (the “Trust”), in connection with (i) the proposed issuance and sale by the Trust of up to $50,000,000 aggregate liquidation amount of 11% Cumulative Trust Preferred Securities, Series II (the “Trust Preferred Securities”) pursuant to that certain Underwriting Agreement, dated March 9, 2010 (the “Underwriting Agreement”), among the Company, the Trust and J.P. Morgan Securities Inc., as representative of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), (ii) the filing of the Registration Statement referenced above (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) by the Company, the Trust, Susquehanna Capital III and Susquehanna Capital IV, each a Delaware Statutory Trust, pursuant to which the Trust Preferred Securities, the Subordinated Debentures (as defined below) and the rights of holders of Trust Preferred Securities under the Guarantee Agreement (as defined below) are registered under the Act, and (iii) the filing by the Company and the Trust of the Prospectus Supplement, dated March 9, 2010, relating to the proposed issuance and sale of the Trust Preferred Securities (the “Prospectus Supplement”) with the SEC pursuant to Rule 424(b) promulgated under the Act. The Trust will use the proceeds from the sale of the Trust Preferred Securities and its common securities to purchase $50,010,000 aggregate principal amount of 11% Junior Subordinated Deferrable Interest Debentures, Series II (“Subordinated Debentures”) issued by the Company pursuant to the provisions of a Subordinated Debt Securities Indenture, dated as of March 8, 2010 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture Trustee”), as amended and

Susquehanna Bancshares, Inc.

Susquehanna Capital II

March 16, 2010

supplemented by the First Supplemental Indenture, dated as of March 16, 2010, between the Company and the Indenture Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Trust Preferred Securities are to be issued under an Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of March 16, 2010, by and among the Company, as depositor, The Bank of New York Mellon Trust Company, N.A., as property trustee, BNY Mellon Trust of Delaware, as Delaware trustee, the administrative trustees named therein and the holders from time to time of undivided beneficial interests in the assets of the Trust. The Trust Preferred Securities will be guaranteed by the Company pursuant to a guarantee agreement (the “Guarantee Agreement”), dated as of March 16, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as guarantee trustee.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Indenture, the Trust Agreement, the Guarantee Agreement, the Subordinated Debentures and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated By-laws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the Trust, had or will have the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

1.	The Guarantee Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered at law or in equity).

2.	The Subordinated Debentures are valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights

Susquehanna Bancshares, Inc.

Susquehanna Capital II

March 16, 2010

generally or by general principles of equity (regardless of whether enforcement is considered at law or in equity).

The foregoing opinions are limited to the laws of the State of New York and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Validity of securities” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP